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                                                                     Exhibit 4.4


                             SECOND AMENDMENT TO THE
                    SUPERIOR CONSULTANT HOLDINGS CORPORATION
                            LONG-TERM INCENTIVE PLAN

         The Superior Consultant Holdings Corporation Long-Term Incentive Plan shall be amended, effective May 6, 1999, as follows:

         Article III ("SHARES SUBJECT TO THE PLAN") shall be amended to read as follows:

                  The aggregate number of Shares as to which Awards may be granted from time to time shall be four million (4,000,000) Shares (subject to adjustments for stock splits, stock dividends, and other adjustments described in Article XVIII hereof).

                  In accordance with Code Section 162(m), the aggregate number of Shares to which Awards may be granted in any one calendar year to any one Key Employee shall not exceed six hundred thousand (600,000) Shares (subject to adjustment for stock splits, stock dividends, and other adjustments described in Article XVIII hereof).

                  From time to time, the Committee and appropriate officers of the Company shall take whatever actions are necessary to file required documents with governmental authorities and stock exchanges so as to make Shares available for issuance pursuant to the Plan. Shares subject to Awards that are forfeited, terminated, expired unexercised, canceled by agreement of the Company and the Participant, settled in cash in lieu of Common Stock, or in such manner that all or some of the Shares covered by such Awards are not issued to a Participant, or are exchanged for Awards that do not involve Common Stock, shall immediately become available for Awards. Awards payable in cash shall not reduce the number of Shares available for Awards under the Plan.

                  Except as otherwise set forth herein, the aggregate number of Shares as to which Awards may be granted shall be subject to change only by means of an amendment of the Plan duly adopted by the Company and approved by the stockholders of the Company within one year before or after the date of adoption of the Amendment.